I

Exhibit 16.01

Mayer Hoffman McCann P.C.
An Independent CPA Firm

13577 Feather Sound Drive, Suite 400 • Clearwater, Florida 33762
Main: 727.572.1400 Þ Fax: 727.571.1933 • www.mhm-pc.com

November 10, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Advanzeon Solutions, Inc. and, under the date April 12, 2013, we reported on the consolidated financial statements of Advanzeon Solutions, Inc. and Subsidiaries as of and for the years ended December 31, 2012 and 2011. On July 15, 2016 we resigned. We have read Advanzeon Solution Inc.’s statements included under Item4.01 of its Form 8-K dated November 14, 2016, and we agree with such statements.

Very truly yours,

Mayer Hoffman McCann P.C.